Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BancTrust Financial Group, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-3 of BancTrust Financial Group, Inc. of our reports dated March 17, 2008, with respect to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of BancTrust Financial Group, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the Company’s consolidated financial statements refers to the Company’s changes in accounting for uncertainties in income taxes during 2007 and accounting for share-based payment, evaluating prior year misstatements, and accounting for defined benefit pension plans during 2006.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2007 contains an explanatory paragraph that states management excluded Peoples Bank & Trust Company, Inc.’s (Peoples) internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Peoples.
Birmingham, Alabama
December 12, 2008